UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 23, 2009
Date of Report (Date of earliest event reported)

IMPALA MINERAL EXPLORATION CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52880 (Commission File Number)	98-0549550 (IRS Employer Identification No.)

520-470 Granville Street Vancouver, British Columbia (Address of principal executive offices)	V6C 1V6 (Zip Code)

(604) 689-7178
Registrant's telephone number, including area code

3675 East First Avenue, Suite 201
Burnaby, British Columbia, V5C 3V8
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on January 23, 2009, the Board of Directors of Impala Mineral Exploration Corp. (the "Company") accepted the resignation of Robert Skelly as President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director of the Company.

On the same date, the Board of Directors of the Company accepted the consent of Laurence Stephenson to serve as President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director of the Company.

Mr. Stephenson is a registered professional engineer in both the provinces of British Columbia and Ontario with over 30 years experience in the field of mining exploration. Mr. Stephenson has been the President of GeoFin Inc. since 1985 and the President of Kokanee Placer Ltd. since 1987. These two companies are consulting firms that provide service to the geological mining industry, including organizing and overseeing ongoing exploration ventures. Since July 2006, Mr. Stephenson has served as a director and Vice President, Exploration of Kokanee Minerals Inc., a junior mining company that reports in British Columbia and Alberta. Since November 2005, Mr. Stephenson has served as a Director of Lucky Strike Resources Ltd., which is listed on the TSX Venture Exchange. From March 2001 through July 2008, Mr. Stephenson served as President and Director of Zolotolo (formerly Sutcliffe) Resources Ltd., which is listed on the TSX Venture Exchange. From June to August 2007, Mr. Stephenson served as a director of Raven Gold Corp, a U.S. reporting company that is quoted on the OTC Bulletin Board. From January 2004 through April 2006, Mr. Stephenson served as President and as a director of Douglas Lake Minerals Inc., a U.S. reporting company that is quoted on the OTC Bulletin Board.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current officers and directors are as follows:

Name	Position
Laurence Stephenson	President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director
Brian Tuson	Director
Stephen Mooney	Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPALA MINERAL EXPLORATION CORP.
Date: January 28, 2009.	"Laurence Stephenson" Name: Laurence Stephenson Title: President, Chief Executive Officer, Principal Financial Officer, Secretary, Treasurer and a Director

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